Equity Investment Corporation

CODE OF ETHICS
May 2015

I. INTRODUCTION AND GENERAL PROVISIONS

EIC is registered as an investment adviser with the Securities and Exchange Commission pursuant to the provisions of Section 203 of the Investment Advisers Act of 1940.

EIC is dedicated to providing effective and proper professional investment management services to a wide variety of institutional and individual advisory clients.  Our reputation is a reflection of the quality of our employees and their dedication to excellence in serving our clients.  To ensure these qualities and our dedication to excellence, our employees must possess the requisite qualifications of experience, education, intelligence, and judgment necessary to effectively serve as investment management professionals.  In addition, every employee is expected to demonstrate the highest standards of moral and ethical conduct for continued employment with EIC.

EIC serves as investment manager for individual and institutional advisory clients.  When used herein, the term “client” includes individual and institutional investors for whom EIC provides investment supervisory services or manages investment advisory accounts.  It also includes any investment company for which EIC manages or co-manages assets, or for which it otherwise provides portfolio management services.  The term also includes those clients for whom EIC provides advice on matters not involving securities.

The SEC and the courts have stated that portfolio management professionals, including registered investment advisers, have a fiduciary responsibility to their clients.  In the context of securities investments, fiduciary responsibility should be thought of as the duty to place the interests of the client before that of the person providing investment advice; and, failure to do so may render the adviser in violation of the anti-fraud provisions of the Advisers Act.  Fiduciary responsibility also includes the duty to disclose material facts that might influence an investor’s decision to purchase, or refrain from purchasing, a security recommended by the adviser, or to engage the adviser to manage the client’s investments.  The SEC has made it clear that the duty of an investment adviser not to engage in fraudulent conduct includes an obligation to disclose material facts to clients whenever the failure to disclose such facts might cause financial harm.  An adviser’s duty to disclose material facts is particularly important whenever the advice given to clients involves a conflict, or potential conflict, of interest between the employees of the adviser and its clients.

Under SEC Rule 204A-1 (“Rule”), effective August 31, 2004, with a compliance date of February 1, 2005, advisers were required to adopt a written Code of Ethics to set forth standards of conduct and to address personal trading so as to reasonably detect and prevent conflicts of interest that arise from personal trading by its employees.  In addition to establishing a Code of Ethics, advisers are also required to maintain and enforce the Code of Ethics.

In meeting its fiduciary responsibilities to our clients, EIC has promulgated this Code of Ethics (“Code”) which establishes standards of conduct and addresses the potential problems in the purchase and/or sale of securities in the personal accounts of our employees or in those accounts in which our employees may have a direct or indirect beneficial interest.

This Code is intended to lessen the chance of any misunderstanding between EIC and its employees regarding trading activities and insider trading infractions.  In those situations where employees may be uncertain as to the intent or purpose of this Code, they are advised to consult with EIC’s Chief Compliance Officer (“CCO”).  The CCO may, under circumstances that are considered appropriate and after consultation with the firm’s President, Mr. James Barksdale, if necessary, grant exceptions to the provisions contained in this Code only when it is clear that the interests of EIC’s clients will not be adversely affected.  All questions arising in connection with personal securities trading should be resolved in favor of the interest of the clients even at the expense of the interest of employees.

To enforce the policies and procedures contained in the Code, the CCO will provide periodic training for employees on requirements imposed by the Code.  The CCO will also maintain a folder(s) titled “Code of Ethics and Section 204A Procedures” containing the Code and revisions to the Code, noting the effective date of each revision.  The folder will also include evidence of training which will be evidenced by giving each new employee a copy of the Code and requiring they acknowledge receipt by signing a statement, and to require each employee to annually read and sign a log or other record that he/she has read and will adhere to the Code.  This file folder should be current at all times and available for review by regulatory authorities.

The Rule requires that all supervised persons of EIC be provided with a copy of this Code and that each supervised person provide written acknowledgement of their receipt of the Code and any amendments.  Moreover, all supervised persons must report any violations of this Code that come to their attention to the CCO.

II. COMPLIANCE & PROFESSIONAL RESPONSIBILITY POLICY

The Code articulates the ethical, legal and moral responsibilities of all employees of EIC.  It formalizes the policies, principles, obligations and standards of behavior expected of all employees.  No attempt has been made to detail all responsibilities in all occasions.  Employees are expected to apply the spirit of the Code in circumstances not specifically addressed.

All employees are obliged to monitor their personal and professional affairs so as not to discredit EIC.  An employee’s personal conduct should reflect the highest professional standards of behavior.  Employee behavior at work reflects upon EIC and its clients; therefore, employees are expected to:

•	Obey all laws and regulations that apply to EIC’s business.
•	Avoid activities that could create conflicts of interest or even the appearance of a conflict of interest with EIC or a client.
•	Respect the confidentiality of information about those with whom EIC has business relationships as more fully articulated in EIC’s Privacy Policy.

All employees are expected to read, understand and follow the Code.  All employees are expected to promptly report to the CCO, or designee, all apparent violations of EIC’s compliance policies and procedures and all state and federal securities laws and regulations.  No employee who in good faith and with reasonable grounds reports a violation shall suffer harassment, retaliation or adverse employment consequence.  Any retaliation or harassment for the reporting of a violation under this Code shall constitute a violation of the Code.

The CCO shall promptly report to the President all apparent material violations of the Code.  The President will determine what sanctions, if any, should be imposed.  Violation of any provision of the Code may result in disciplinary action including reprimands, suspension or dismissal.

Any violation of criminal law applicable to EIC’s business, involving or located on EIC property will be reported to the appropriate authorities for prosecution.

The examples that follow are only guidelines concerning the application of the standards.

A.	LAWS & REGULATIONS

Numerous national, state and local laws apply to EIC and its business.  Employees are expected to conduct all business dealings according to these laws.  Violating any of them could subject the employee or EIC to criminal and civil penalties.  Employees must contact their supervisor with any questions about laws or how they apply to particular situations.

1.	Securities and Exchange Commission. EIC is a registered investment advisor with the Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940 (the “Advisers Act”), and therefore subject to its oversight and jurisdiction. EIC’s policy, and the objective of this Code, is to actively endeavor to comply with all applicable regulations promulgated by the SEC. Rule 206(4)-7 requires EIC to adopt written compliance policies and procedures for fulfilling its regulatory obligations thereunder, and to periodically review such policies and procedures, and to designate a chief compliance officer. Mr. James F. Barksdale, as President, is ultimately responsible for the firm’s overall compliance policies and procedures, and has appointed Ms. Barbara Trivedi as the firm’s Chief Compliance Officer to supervise firm-wide compliance with such policies and procedures, to oversee the on-going implementation of such policies, and to assist in the developing of appropriate policies for meeting its regulatory and other obligations to clients. In addition, EIC has retained both regulatory consulting specialists and legal advisors to assist it in fulfilling this responsibility.

2.	Anti-Competitive Activities. The Sherman Antitrust Act prohibits any combination, conspiracy or agreement among competitors to restrict or prevent competition. A specific violation of this Act could be a formal or informal agreement between an employee and a competitor of EIC to (i) fix prices, (ii) allocate markets, (iii) allocate funds or (iv) refuse to deal with particular suppliers or clients. 1

Employees must avoid any agreements with EIC’s competitors (or even circumstances that might give the appearance of such agreements) relating to how EIC conducts its business.  Employees should be especially careful at social or professional gatherings and at trade association meetings.
A tying arrangement” is one in which a seller conditions his sale of a product or service on a buyer’s purchase of a separate product or service.  For instance, employees may not tie services to obtaining or assisting in obtaining a grant, a contract or services from a client or any account at EIC.

3.	Illegal Use of Corporate Funds. The purpose of any transaction that relates to EIC funds or assets must be revealed and recorded at the time of the transaction. An employee:

•	may not record or participate in the recording of incorrect or fictitious entries in the books or records of EIC;
•	may not use EIC funds or assets for political contributions in connection with federal, state or local elections. For purposes of this provision, an employee’s time during regular working hours, EIC equipment and supplies, office space, clerical help and advertising facilities are all considered corporate assets;
•	may not make any payment for an expressed purpose on EIC’s behalf to any individual who intends to use the money for a different purpose; or
•	may not make payments, whether corporate or personal, of cash or other items of value to political candidates, to government officials, or to businesses, that are designed to influence their judgment or actions in connection with any EIC activity.

It is EIC’s policy, as a corporation, not to take sides (whether in financial support or endorsement) in political elections.  Where necessary and appropriate, EIC will participate in political lobbying conducted by industry or trade organizations for the purpose of influencing legislation affecting EIC’s business.

4.	Criminal Laws. A number of criminal statutes apply to employees of all financial institutions. These laws generally forbid such activities as:

•	accepting a fee, commission or gift for obtaining a service;
•	stealing, embezzling or misapplying corporate funds or assets;
•	using threats, physical force or other unauthorized means to collect money;

•	recording false entries;
•	using corporate funds or assets to finance campaigns for political office;
•	making a loan or giving a gift to an examiner who has the authority to examine EIC;
•	misusing federal records and documents;
•	accessing EIC’s computerized financial records without authorization; or
•	defrauding EIC.

Criminal statutes also provide a penalty for those who know that a criminal offense has been committed and who help the criminal avoid capture or punishment.  Employees who suspect criminal activity must notify the CCO and President.

B.	CONFLICTS OF INTEREST

Employees cannot participate in any activity that could cause a conflict of interest or give the appearance of a conflict of interest.  As a rule of thumb, any time that an employee has a financial interest in a transaction or activity, a conflict of interest exists.  Care should then be taken to address, manage or remove the conflict pursuant to applicable EIC policies or procedures.

1.	Transactions with EIC or Parties Related to EIC. Employees must put the interests of the client, then the interests of EIC, ahead of their own personal interests. Generally, an employee will have a conflict of interest if there is a difference between an employee’s personal interests and the interests of EIC and/or EIC’s clients. A conflict of interest is broadly defined to occur when an employee allows any interest, activity or influence outside of EIC to:

•	influence the employee’s judgment when acting on behalf of EIC;
•	compete against EIC;
•	negatively affect the way the employee performs regular duties; or
•	harm EIC’s reputation.

Employees cannot participate in any activity that could cause a conflict of interest or give the appearance of a conflict of interest.  Care should then be taken to address, manage or remove the conflict pursuant to applicable EIC policies or procedures.

a.	Securities. EIC will not invest in the stock and obligations of, or assets acquired from:

•	EIC or any of its directors, officers, or employees;
•	affiliates of EIC or any of their directors, officers, or employees; or
•	other individuals or entities with whom there exists an interest that might affect EIC’s exercise of its best judgment.

b.	Loans, Sales, or Other Transfers from Fiduciary Accounts. EIC will not lend, sell, or otherwise transfer assets of a client account to: U.S§ 92a (h) and 12 C.F.R. § 9.12 (b) (1) & 2)).

•	EIC or any of its directors, officers, or employees;
•	affiliates of EIC or any of their directors, officers, or employees; or
•	other individuals or entities with whom there exists an interest that might appear to affect EIC’s exercise of its best judgment.

c.	Other Restricted Business Dealings. Employees are restricted from becoming involved in certain business dealings with EIC and others. Employees are prohibited from:

•	directly or indirectly, buying assets from or selling assets to EIC or any account for which EIC acts;
•	representing EIC in any transactions requiring judgment or discretion with a person or organization in which the employee has a financial or material interest. Therefore, employees should avoid such transactions, and any exception needs the approval of EIC’s President.

2.	Outside Activities. Employees are expected to avoid any outside interest or activity that will interfere with their duties. Outside activities that compete with EIC’s business or present a conflict or potential conflict of interest are not permitted.

Employees must certify quarterly that they have not engaged in any restricted outside activities as described below.

a.	General Guidelines. An employee’s outside interests or activities:

•	should not significantly encroach on the time or attention devoted to their duties;
•	should not adversely affect the quality of their work;
•	should not involve any significant use of EIC’s equipment, facilities, or supplies;
•	should not imply EIC’s sponsorship or support (for example, through the use of;
•	EIC’s stationery for personal purposes); and
•	should not adversely affect the reputation of EIC.

b.	Appointments. All employees must complete an Outside Activity Reporting Form to obtain approval from the CCO and President before accepting any fiduciary appointment, directorship, trustee or other outside position. Quarterly, all employees must certify that they have not served in any unapproved appointed positions.

An employee may not:

•	represent any non-EIC company in any transaction with EIC, which involves the exercise of discretion on the part of either party;
•	accept a position as an officer or director of a corporation or become a member of a business partnership.

This provision does not apply to limited partnerships solely for investment purposes or services as director or officer of purely social, civil, religious or charitable institutions.  Exceptions to this provision must be authorized by the CCO and President.

c.	Political Activities. EIC encourages employees to take an active interest in political and governmental affairs and to keep informed concerning political issues and candidates. However, an employee may not:

•	act as a representative of EIC in any political activity unless specifically authorized to do so by the CCO and President; or
•	serve an elected office or political post (appointment).

d.	Outside Employment. An employee may not accept outside employment as one who prepares, audits, or certifies statements or documents pertinent to EIC’s business. In addition, employees must complete an Outside Activity Reporting Form to obtain approval from the CCO and President before accepting employment:

•	as a broker, contractor, or agent who engages in real estate transactions such as negotiating and selling mortgages, making investments for other, appraising property, or collecting rents;
•	as an attorney, tax or investment counselor or insurance broker or agent; or
•	in other situations where referral or finder fees or similar outside compensation is received.

e.	Other Prohibited Activities. Employees may also be prohibited by law from participating in “interlocking affiliations”, that is, dual service, in the following areas:

•	as an employee of an organization which is primarily engaged in the issue, flotation, underwriting, public sale or distribution of stocks, bonds or other securities;
•	as a director, officer or employee of any commercial bank, banking association, trust company or savings bank; or
•	as a director or officer of a registered public utility holding company or subsidiary.

3.	Gifts. Giving or receiving gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Gifts include cash, checks, gift certificates and gift cards, tickets, securities, property, special discounts and free services.

EIC has adopted the policies set forth below to guide employees in this area.

Employees may not accept or make gifts of cash, checks, or gift certificates and gift cards that are either convertible into cash (e.g., AMEX gift card) or not directly associated with a service provider or retailer.

a.	Accepting Gifts

Employees may not accept gifts from clients for providing EIC services.

Employees may not accept gifts under circumstances intended to influence the employee.  For instance, employees may not accept gifts from consultants, attorneys, insurance and real estate agents, salesmen, brokers, accountants, or other potential referral recipients.

Employees may accept the following:

•	Non-cash gifts that do not exceed $100 in value per individual recipient per year received from clients or vendors for holidays, birthdays or other special occasions.
•	Advertising or promotional material received of de minimus value (substantially below $100). Such gifts do not count against the $100 per individual recipient per year limit for non-cash gifts.
•	Food and entertainment received at a regular luncheon, dinner or business meeting at which the client or vendor is present. Meals or events at which the client or vendor is not in attendance must be treated as a gift and are subject to the $100 per individual recipient per year limit for non-cash gifts.
•	Gifts or bequests received based on family relationships.
•	Loans from banks or other financial institutions received on regular terms to finance proper credit needs.
•	Awards received from charitable, civic, religious or similar organizations for contributions or service.

Employees are expected to use particular care and good judgment to achieve and maintain independence and objectivity.  To this end, any unsolicited entertainment at a social, cultural or sporting event, provided by any person or entity that does business with or on behalf of EIC, must include both the employee and the representative of the sponsoring firm.  If tickets to these types of events are provided to an employee without a representative of the sponsor in attendance, then the prior approval of the President is required.

Employees must report in writing to the CCO any gifts received including a description of the gift, value of the gift, provider of the gift and date it was received.  Gifts received must be recorded on the Gift Log.

b.	Making Gifts.

Employees may not offer gifts under circumstances intended to influence a client or a supplier in conducting business.  Employees may not make gifts to clients without the prior approval of the President.

Employees may not make gifts to consultants, attorneys, insurance and real estate agents, salesmen, brokers, accountants, etc., for giving or referring business to EIC.

These restrictions do not apply to:

•	Non-cash gifts that do not exceed $100 in value per individual recipient per year made to clients or suppliers for holidays, birthdays or other special occasions.

•	Advertising or promotional material of de minimus value (substantially below $100). Such gifts do not count against the $100 per individual recipient per year limit.

•	Food and entertainment at a regular luncheon, dinner or business meeting at which an EIC employee is present.

o	Meals for all luncheons, dinners, business meetings, etc. with a union official or employee must not exceed $250 per recipient per year.
o	Meals or events at which an EIC employee is not in attendance must be treated as a gift and are subject to the $100 per individual recipient per year limit of non-cash gifts.

•	Gifts or bequests based on family relationships.

Gifts to a government employee or official are prohibited.

Prior to making a gift, employees must submit a Gift Request Form to the CCO for review and approval.  Gifts made must be recorded in the Gift Log.

5.	Political Contributions. Employees (and family members) may not make political contributions for the purpose of obtaining or retaining advisory contracts with government entities. For more information, see EIC’s Pay to Play Policy.

6.	Honoraria. No employee or any member of the employee’s immediate family may accept cash honoraria for public speaking or writing services on behalf of EIC. If a cash honorarium is tendered, an employee may request that it be donated to a charity of their choice. Employees may accept non-cash honoraria of limited value with the approval of a member of the CCO and President. Employees may also accept reimbursement of related expenses.

6.	Referrals. Employees may name several candidates without indicated favoritism when asked by a client to recommend consultants, attorneys, accountants, insurance brokers or agents, stock brokers, real estate agents, etc. Under no circumstances may an employee make a recommendation if there is the appearance that the employee may benefit from making it. Employees may not recommend a family member. An employee may include a family member’s firm or other professionals associated with a family member if such relationship is disclosed to the client.

7.	Investments. Because investments can lead to conflicts of interest, all employees must follow these investment standards, as well as EIC’s Personal Securities Transactions and Insider Trading Policy & Procedures.

a.	Investments Employees May Not Make. When considering investment, you may not invest (directly or indirectly) in a publicly held security whenever:

•	such a transaction would place EIC under obligation (financial or other) to any investment banking or brokerage firm or to the seller or issuer of the security;
•	employee knows EIC is in the process of buying or selling the security for its own account or for the account of others (exceptions noted in this policy);
•	employee possesses information not available to the general public that is likely to affect the price of the security;
•	employee is considering acting as advisor to the issuer of the security, or
•	employee is recommending the sale or purchase of the security.

b.	Investments That Require Approval. Employees are required to obtain approval from the CCO and President:

•	before investing (directly or indirectly) in a privately held company which is an EIC client;
•	before directly or indirectly acquiring beneficial ownership in any security in an initial public offering or in a limited offering;
•	if employee subsequently becomes aware that he/she holds (directly or indirectly) stock in a privately held company which is an EIC client; or
•	if employee has responsibility for providing services to a firm that is an EIC client and attempts to acquire or hold more than 5% of the shares of that client’s stock.

Rules of various stock exchanges require brokers to obtain EIC’s approval for the opening of accounts for employees.  Because margin trading can create serious financial problems, all employees are urged to avoid margin transactions.

8.	Clients and Suppliers. In dealing with clients and suppliers, situations sometimes occur that may create a conflict or the appearance of a conflict of interest. To avoid such situations, corporate policies were developed in the following areas:

a.	Loans. Employees are not permitted to borrow from or lend personal funds to clients, brokers, or suppliers of EIC. Credit transactions in the normal course of business (for example, transacting business with a recognized lending institution or charging items at a department store) are not included in this restriction.

b.	Advising Clients - Employees may be asked by a client to make a statement regarding the legal implications of a proposed transaction. Employee cannot give legal advice to clients unless giving such advice is part of their regular corporate responsibilities.

Employees should be cautious that statements are not inappropriately interpreted as giving legal advice.

c.	Financial Incentives from Mutual Funds and Other Investments Vendors. Generally, neither EIC nor any of its employees may accept financial incentives from vendors of mutual funds or other investments with which it does business on behalf of fiduciary accounts. Financial incentives include anything of more than nominal value which EIC or its employees may receive directly or indirectly from a vendor, including items such as 12b-1 fees, computer equipment and seminars. Each decision to give business to a particular vendor must be made solely on the basis of factors which relate to the appropriateness of that vendor and its services or products for the accounts which will use them. EIC should never place itself in a position where the receipt of financial benefits in connection with any transaction may influence its judgment.

C.	CONFIDENTIALITY

Employees routinely have knowledge, reports or statements about EIC’s business or possess confidential information about the private or business affairs of EIC’s clients and suppliers.  Such information is privileged and must be held in the strictest confidence.   EIC has established a Privacy Policy, as required by SEC Regulation S-P.  To fulfill its obligations thereunder, corporate-wide and individually, EIC has established a procedure whereby all employees complete and sign a Confidentiality and Non-Solicitation Agreement.

Confidential information is to be used only for corporate purposes.  Under no circumstances may an employee use such information for personal gain or pass it on to any person outside of EIC, including family or friends, or even to other employees who do not need such information to carry out their duties.

Employees may possess confidential information about those with whom EIC has business relationships.  If released, such information could have a significant effect on their operations, business reputation or the market price of their securities.  Disclosing such information could expose both the employee and EIC to liability for damages.  Such information must be kept confidential.

1.	Financial. Financial information about EIC is confidential unless it has been published in reports to shareholders or otherwise has been made available to the public. Except as required by law, financial information is not to be released to any person. Any questions about disclosing financial information shall be referred to the CCO and President.

2.	Regulatory. EIC is periodically examined by regulatory examiners. Any reports made by those regulatory agencies are the property of those agencies and strictly confidential.

There may be civil and/or criminal sanctions for giving a regulatory report to an unauthorized person.  Giving information from those reports to anyone not officially connected with EIC is a criminal offense.  Any questions about disclosing regulatory information shall be referred to a member of the CCO and President.

3.	Proprietary. Certain non-financial information developed by EIC, such as business plans, methods of doing business, computer software and databases, is information that is proprietary and confidential. Employees are not to disclose it to anyone outside of EIC or use it directly or indirectly for their personal benefit or for the benefit of any third party that is not entitled to such information.

4.	Investment. EIC forbids any officer, director, or employee from trading, either personally or on behalf of a client account, on material nonpublic information, or communicating material nonpublic information to other persona in violation of the law. This conduct, frequently referred to as “insider trading”, is a part of EIC’s Personal Securities Transactions and Insider Trading Policy & Procedures set forth in Section III of the Code.

III. POLICY & PROCEDURES REGARDING PERSONAL SECURITIES TRANSACTIONS & INSIDER TRADING

SEC Rule 204A-1 (“Rule”) requires reporting and monitoring of the investment activities of “access persons” of an investment advisory firm.  The Rule defines an “access person” as any supervised person

•	who has access to nonpublic information regarding any client’s purchase or sale of securities, or information regarding the portfolio holdings of any fund; or

•	who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

All officers, directors and employees of EIC are deemed to be ‘access persons” for the purposes of this Code.

A.	POLICY STATEMENT ON INSIDER TRADING

Equity Investment Corporation (EIC) forbids any officer, director or employee from trading, either personally or on behalf of others, on material nonpublic information or communicating material nonpublic information to others in violation of the law.  This conduct is frequently referred to as "insider trading".  EIC's policy applies to every officer, director and employee and extends to activities within and outside their duties at EIC.  Every officer, director and employee must read and retain this policy statement.  Any questions regarding EIC's policy and procedures should be directed to EIC’s Chief Compliance Officer (CCO).

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

•	trading by an insider, while in possession of material nonpublic information; or
•	trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or
•	communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below.  If, after reviewing this policy statement, you have any questions, you should consult the CCO.

1.	Who Is An Insider:

The concept of "insider" is broad.  It includes officers, directors and employees of a company.  In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes.  A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations.  In addition, EIC could become a temporary insider of a company for which it provides services.  According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

2.	What is Material Information?

Trading on inside information is not a basis for liability unless the information is material.  "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities.  Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information does not have to relate to a company's business.  For example, in Carpenter vs. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security.  In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

3.	What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the market place.  One must be able to point to some fact to show that the information is generally public.  For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

4.  Basis for Liability

a.	Fiduciary Duty Theory

In 1980, the Supreme Court found that there is no general duty to disclose before trading on material nonpublic information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material nonpublic information or refrain from trading.  Chiarella v. U.S., 445 U.S. 22 (1980).

In Dirks vs. SEC, 463 U.S. 646 (1983), the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders:  they can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants), or they can acquire a fiduciary duty to the company's shareholders as "tipees" if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company's shareholders.

However, in the "tipee" situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure.  The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

b.	Misappropriation Theory

Another basis for insider trading liability is the "misappropriation" theory, where liability is established when trading occurs on material nonpublic information that was stolen or misappropriated from any other person.  In U.S. v. Carpenter, supra, the Court found, in 1987, a columnist defrauded The Wall Street Journal when he stole information from the Journal and used it for trading in the securities markets.  It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

5.  Penalties for Insider Trading

Penalties for trading on or communication of material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers.  A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation.  Penalties include:

•	civil injunctions
•	treble damages
•	disgorgement of profits
•	jail sentences
•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and
•	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by EIC, including dismissal of the persons involved.

B.	POLICY STATEMENT ON IMPROPER PERSONAL TRADING

“Front-running” is the advance buying or selling with the knowledge of research recommendations to be made, or substantial orders from customers, due to be executed in the market.  Front-running gives the employee substantial advantages over the customer and is therefore prohibited.

1.	Prohibited Transactions

a)	No EIC employee shall engage in any act, practice or course of conduct, which would violate the provisions of Rule 17j‑1. Refer to the applicable trading restrictions set forth on APPENDIX B.
b)	Except as otherwise provided, no employee shall:

(i)	purchase or sell, directly or indirectly, any security in which he or she has or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which at the time of such purchase or sale:

•	is being considered for purchase or sale by EIC
•	is being purchased or sold by EIC;

(ii)	disclose to other persons the securities activities engaged in or contemplated for the various portfolios of EIC;

(iii)	buy or sell a security before EIC has completed any planned purchase or sale of such security for all active EIC client accounts. However, an employee purchase or sale may be allowed in the following circumstances:

•	the planned purchase or sale has been completed for all EIC client accounts that are eligible (as determined by the trade parameters entered into portfolio management software; e.g.: sufficient cash is available for a purchase) to participate in the trade at the time the purchase or sale is initiated; and
•	the security in question has a market capitalization of $1.0 billion or greater at the time of the trade; and
•	the employee’s proposed trade involves, in number of shares, less than 3% of the security’s 6-month average daily trading volume (as recorded by the trader, using data from Telemet Orion software); and
•	the employee receives prior written approval for the trade;

(iv)	seek or accept anything of value, either directly or indirectly, from broker‑dealers or other persons providing services to EIC. For the purposes of this provision, the following gifts will not be considered to be in violation of this section:

•	an occasional meal;
•	an occasional ticket to a sporting event, the theater or comparable entertainment;
•	a holiday gift of fruit or other foods; provided, however, that such gift is made available to all members of the recipient’s department; or

(v)	trade on or communicate material non-public information, or “inside information” of any sort, whether obtained in the course of research activities, through a client relationship or otherwise.

c.	Additionally, no employee shall:

(i)	acquire directly or indirectly any beneficial ownership in any securities in an IPO;

(ii)	purchase any securities in a Limited Offering or Private Placement without prior notification to and receipt of approval from EIC; or

(iii)	serve on the board of directors of any publicly traded company without prior authorization from EIC.

2.	Exempted Transactions

The prohibitions of Sections 1(b), and 1(c) shall not apply to:

a)	purchases or sales effected in any account over which the employee has no direct or indirect influence or control;

b)	purchases which are part of an automatic dividend reinvestment plan;

c)	purchases or sales which are part of a systematic investment plan whereby assets are moved from one type of account to another, provided such accounts, together with the related security transactions, do not include securities owned by EIC or its client accounts; and

d)	purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

Notwithstanding these general exemptions, the SEC has full authority to examine all personal securities transactions to determine any violation of federal securities laws.

Violations of this policy on improper personal trading constitute grounds for trade cancellations and other sanctions, including dismissal of the persons involved if violations are repeated or deemed to be willful.

C.	PROCEDURES TO IMPLEMENT EIC’S POLICIES AGAINST INSIDER TRADING

The following procedures have been established to aid the officers, directors and employees of EIC in avoiding insider trading, and to aid EIC in preventing, detecting and imposing sanctions against insider trading.  Every officer, director and employee of EIC must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.  If you have any questions about these procedures you should consult the CCO.

1.	Identifying Inside Information

Before trading for yourself or others, including investment companies or private accounts managed by EIC, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

•	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

•	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.

•	Report the matter immediately to the CCO.

•	Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by EIC.

•	Do not communicate the information inside or outside EIC, other than to the CCO.

•	After the CCO has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

2.	Personal Securities Trading

All officers, directors and employees of EIC shall obtain clearance from the CCO or designee prior to effecting any securities transaction in which they, their families (including the spouse, minor children and adults living in the same household as the officer, director, or employee), or trusts of which they are trustees or in which they have a beneficial interest are parties.  Request for clearance shall be in writing, either in the form of an email sent by the officer, director or employee to EIC’s CCO or designee or using EIC’s personal trading form delivered to EIC’s CCO or designee.  EIC’s CCO or designee shall promptly notify the officer, director or employee of approval or denial of clearance to trade.  Notification of approval or denial to trade may be verbally given; however, approval or denial shall be confirmed in writing within 24 hours of the verbal notification by sending an email response to the officer’s, director’s or employee’s email request or returning the personal trading form to the officer, director or employee with the CCO’s or designee’s approval or denial noted therein.  Preclearance authorization shall be valid for a period of 24 hours.  If the order for a securities transaction is not placed within that period, a new authorization must be obtained.

After undertaking the approved transaction, the officer, director or employee will provide a report to the CCO, including the name of the security, date of the transaction, quantity, price and broker-dealer through which the transaction was effected.  The requirement may be satisfied by the officer, director or employee returning EIC’s personal trading form with this information to the CCO and sending duplicate confirmations of such trades to the CCO.  Trade confirmations must be provided no later than 30 days following the last day of the quarter during which the transaction occurred.

EIC’s CCO shall follow the same procedures outlined above, except clearance for his or her transactions will be obtained from Mr. W. Andrew Bruner.

As required by SEC Rule 17j-1 under the Investment Company Act, you must also provide signed and dated reports to EIC with the following:

a)	An initial holdings report no later than 10 days after becoming an Employee of EIC. The report must list: a) the name, number of shares and principal amount of each security owned directly or indirectly at the time you first become an employee; b) the name of any broker, dealer or bank with which each affiliated account maintained an account in which any securities were held; and c) the date the report was submitted.

b)	A quarterly transactions report no later than 30 days after the end of each calendar quarter detailing each transaction in a “covered security” in any affiliated account during the quarter. The report must list: a) the date, security name, interest rate and maturity (if applicable), number of shares, nature of transaction (i.e. purchase, sale, exchange, etc.), price and principal amount; b) name of the broker, dealer or bank with or through which the transaction was effected; and c) the date the report was submitted. You must also list with respect to any affiliated account you established in which any securities were held during the quarter: d) the name of the broker, dealer or bank where the account was established, e) the date the account was established; and f) the date the report was submitted. No quarterly transaction report need be submitted if all the information in the report would duplicate information EIC is required to record under Rules 204-2(a)(12) or (13) under the Investment Advisers Act of 1940.

“Security” is defined under Section 202(a)(18) of the Advisers Act and Section 2(a)(36) of the Investment Company Act, as follows:

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle, option or privilege entered into on a national securities exchange relating to a foreign currency, or in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

For purposes of this Code, the term “covered security” shall mean all such securities described above except:

•	Securities that are direct obligations of the United States;
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
•	Securities issued by any state or municipal subdivision thereof;
•	Shares issued by money market funds;
•	Shares of any registered open-end investment company unless managed by EIC or any of our affiliates; however, shares of the EIC Value Fund, which is managed by EIC, that may be purchased or sold in the Equity Investment Corporation Employee Stock Option Plan shall not be included in the term “covered security”;
•	Purchases effected upon exercise of rights offered by an issuer pro-rata to all holders of a class of its securities, to the extent such rights are acquired from such issuer;
•	Any transaction exempt from registration is not subject to the prior clearance provisions of this Section.

Although the term “covered security” under the Advisers Act and the Investment Company Act represents an all-inclusive list of investment products, for purposes of this Code, the term will most often apply to those securities listed on any of the nationally recognized stock exchanges of the United States (i.e., New York Stock Exchange, American Stock Exchange, Chicago Stock Exchange, Pacific Stock Exchange, Philadelphia/Baltimore Stock Exchange, or the National Association of Securities Dealers Automated Quotation System (NASDAQ) market, etc.)  However, if there is any question by an access person as to whether a security is “covered” under this Code, he/she should consult with the CCO for clarification on the issue before entering any trade for his/her personal account.  In addition to the above restrictions, no employee deemed to be an “access person” shall purchase or sell any covered security for any account in which he/she has any beneficial interest, if:

•	Such security is being considered for purchase or sale by the research team even though no order(s) has been entered with EIC’s trading personnel;
•	There is any possible conflict of interest or appearance thereof. A supervised person may not execute a securities transaction in his/her account or in any account in which he/she has a beneficial interest in a direction contrary to that currently recommended by the research team, i.e., selling a security when the research team is recommending the purchase of that security or vice versa. [Note: This provision may be waived by the CCO in special situations upon written request by the access person.]

c)	An annual holdings report due no later than 30 days after July 31st each year. The report must list: a) the name, number of shares and principal amount of each covered security held in an affiliated account on July 31st; b) the name of any broker, dealer or bank with which an affiliated account in which any securities were held on July 31st is maintained; and c) the date the report was submitted.

Reporting of securities transactions pursuant to an automatic investment plan or in accounts in which the access person has a beneficial interest, but over which he/she has no direct or indirect control, are not required by Rule 204A-1 and are not subject to the trading restrictions of this Code.

3.	Violations Reporting

Based upon a review of such reports, statements, confirmations and other documents, the CCO shall prepare a report of possible policy violations, which shall be submitted to EIC’s President.

4.	Restricting Access to Material Nonpublic Information

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within EIC, except as provided in paragraph 1 above.  In addition, care should be taken so that such information is secure.  For example, files containing material nonpublic information should be sealed.

5.	Resolving Issues Concerning Insider Trading

If, after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the CCO before trading or communicating the information to anyone.

6.	Recordkeeping

EIC retains books and records related to the implementation of this Code in accordance with the provisions of the Rule 204A-1.

APPENDIX B

To Policy and Procedures Regarding Personal Securities Transactions and Insider
Trading (under Section 204A-1 of Investment Advisors Act)

SUMMARY OF RULE 17j-1(b)

IT IS UNLAWFUL FOR:

•	any affiliated person of, or principal underwriter for, a registered investment company (“a Fund”), or

•	any affiliated person of an investment adviser of, or of a principal underwriter for, a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired (see definition below) . . . by the Fund:

1)	to employ any device, scheme or artifice to defraud the Fund;

2)	to make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

3)	to engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on the Fund; or

4)	to engage in any manipulative practice with respect to the Fund.

Note:

For purposes of Rule 17j-1, a “security held or to be acquired” by a Fund means:

1)	any covered security within the meaning of the Rule (see the definition of the term “covered security” in this Code) which, within the most recent 15 days:

•	is or has been held by the Fund; or

•	is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and

2)	any option to purchase or sell, and any security convertible into or exchangeable for, a covered security.

Annual Receipt and Acknowledgement of EIC’s Code of Ethics
Including Section 204A Policies and Procedures

Supervised Person of EIC:

I have read EIC’s Code of Ethics regarding securities trading and other potential conflicts of interest.  I understand these policies and agree to comply with the policies and provisions contained therein.

Name of Supervised Person (Please Print)	Date

Signature of Supervised Person